UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_______________________________

FORM 8-K
 _______________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):   April 27, 2016

SCHNITZER STEEL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

299 SW Clay St., Suite 350 Portland, OR (Address of Principal Executive Offices)	97201 (Zip Code)

Registrant’s Telephone Number Including Area Code:  (503) 224-9900

NO CHANGE
(Former name or former address, if changed since last report)

 _______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
On April 27, 2016, the Board of Directors of Schnitzer Steel Industries, Inc. (the “Company”) approved a new form of Indemnification Agreement to be entered into between the Company and each of its directors, each of its executive officers, and certain other officers of the Company as may be determined from time to time by the Company (each director or officer party to a new Indemnification Agreement, an “Indemnitee”). For those directors, executive officers and other officers who have entered into the Company’s prior form of Indemnification Agreement, the entry into the new form will supersede and replace the prior agreement. The Company expects to enter into the new form of Indemnification Agreement with its directors and officers as soon as practicable. The new form of Indemnification Agreement clarifies and supplements the indemnification rights and obligations of the Indemnitee and Company already included in the Company’s 2006 Restated Articles of Incorporation and Restated Bylaws. Under the terms of the new Indemnification Agreement, subject to certain exceptions specified in the new Indemnification Agreement, the Company will indemnify the Indemnitee to the fullest extent permitted by Oregon law in the event the Indemnitee becomes subject to or a participant in certain claims or proceedings as a result of the Indemnitee’s service as a director or officer. The Company will also, subject to certain exceptions and repayment conditions, advance to the Indemnitee specified expenses incurred in connection with such claims or proceedings.

The foregoing description of the new Indemnification Agreement is qualified in its entirety by the copy of the Indemnification Agreement that is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
Exhibit Number
Description of Exhibit
10.1    Form of Indemnification Agreement
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC. (Registrant)

Dated: May 3, 2016	By:	/s/ Peter B. Saba
Name: Peter B. Saba
Title: Sr. V.P., General Counsel and Secretary